Boyle CPA, LLC

Certified Public Accountants & Consultants

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Wikisoft Corp. on Form S-1 of our report dated March 26, 2021, which includes an explanatory paragraph as to the Wikisoft Corp.’s ability to continue as a going concern, relating to our audit of the balance sheets as of December 31, 2020 and 2019, and the statements of operations, stockholders' equity and cash flows for each of the two years ended December 31, 2020.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

July 30, 2021